Exhibit 10.81

STOCK OPTION AGREEMENT	LOOKSMART, LTD.

Notice of Stock Option Grant	2007 EQUITY INCENTIVE PLAN

Option Number: NO1104

Jean-Yves Dexmier (“Consultant”)	Plan: 2007

Effective 8/6/2010, you have been granted a Nonstatutory Stock Option to purchase 300,000 Shares of Common Stock of Looksmart, Ltd. (the “Company”) at $1.50 per Share (the “Option”). The vesting commencement date of the Option shall be July 28, 2010 (the “Vesting Commencement Date”).

The total option price of the Shares granted is $450,000.00.

The Shares in each period will become fully vested as follows and on the date shown below:

Shares	Vest Type	Full Vest	Expiration

75,000	On Initial Vest Date	7/28/2011	8/6/2017

225,000	Monthly	7/28/2014	8/6/2017

The shares subject to the Option shall vest over four (4) years, with the first twenty-five percent (25%) of the Option shares vesting one year from July 28, 2010 (the “Initial Vest Date”), and the remainder vesting on a monthly basis in equal increments during the thirty-six (36) month period following the Initial Vest Date until all of the Shares are fully vested or until the Consultant no longer serves as a consultant or service provider to the Company and Dr. Jean-Yves Dexmier no longer serves on the Company’s Board of Directors. In addition, in the event that the Company experiences a Change of Control (as defined in the Consulting Agreement, between the Company, Dexline and Dr. Jean-Yves Dexmier (the “Consulting Agreement”)) and within 12 months thereafter Consultant’s service to the Company under the Consulting Agreement is terminated by the Company without Cause (as defined in the Consulting Agreement) or Consultant terminates the Consulting Agreement for Good Reason (as defined in the Consulting Agreement), then all of Consultant’s then-unvested Option shares shall immediately vest and become exercisable.

[Signature Page Follows]

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Looksmart, Ltd. 2007 Equity Incentive Plan and the Looksmart, Ltd. Stock Option Agreement, both of which are attached and made a part of this document.

In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services to the Company over time, that the grant of the Option is not as consideration for service you rendered to the Company prior to the Vesting Commencement Date, and that nothing in the Notice of Stock Option Grant or the attached documents confers upon you any right to continue your service or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

CONSULTANT	LOOKSMART, LTD.

/s/ Jean-Yves Dexmier	/s/ Stephen C. Markowski
Jean-Yves Dexmier	Name: Stephen C. Markowski
Title: Chief Financial Officer

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this communication (including any attachments) (i) was not intended or written to be used, and cannot be used, for the purpose of avoiding any tax penalty and (ii) was not written to promote, market or recommend the transaction or matter

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LOOKSMART, LTD.

2007 EQUITY INCENTIVE PLAN

CONSULTANT STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) dated on the grant date (the “Grant Date”) as stated in the Notice of Stock Option Grant (the “Notice of Grant”) by and between Looksmart, Ltd., a Delaware corporation (the “Company”), and the consultant as stated in the Notice of Grant (the “Consultant”) is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the 2007 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company or its delegates (the “Committee”) has determined that Consultant shall be granted an option under the Plan as set forth in the Notice of Grant and as hereinafter set forth;

The parties hereby agree that the Company grants, effective as of the Grant Date, Consultant a Nonstatutory Stock Option (this “Option”) to purchase the number of shares, as stated in the Notice of Grant, of its Common Stock (the “Shares”) upon the terms and conditions set forth in the Notice of Grant and this Agreement.

1. Plan Award.

This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.

2. Exercise Price.

The exercise price applicable to this Option (meaning, the price Consultant must pay in order to purchase any Shares hereunder) shall be the price per Share as stated in the Notice of Grant.

3. Vesting and Exercise of Option.

Subject to Consultant not experiencing (i) a termination of service as a consultant or service provider to the Company and (ii) a termination of Dr. Jean-Yves Dexmier’s services as a member of the Company’s Board of Directors (“Termination of Service Relationship”) during the stated vesting period, Consultant shall vest in and earn the right to exercise this Option on the schedule as set forth in the Notice of Grant.

4. Expiration.

This Option will expire seven (7) years from the Grant Date, unless sooner terminated or cancelled in accordance with the provisions of the Plan. This means that (subject to the continuing service requirement set forth in Section 3 above and subject to earlier Termination of Service Relationship upon certain other events as set forth in the Plan) this Option must be exercised, if at all, on or before the expiration date as stated in the Notice of Grant (the “Expiration Date”). If this Option expires on a stock exchange holiday or weekend day, this Option will expire on the last trading day prior to the holiday or weekend. Consultant shall be solely responsible for exercising this Option, if at all, prior to its Expiration Date. The Company shall have no obligation to notify Consultant of this Option’s expiration.

5. Exercise Mechanics.

This Option may be exercised by delivering to the Stock Plan Administrator at the Company’s head office a written or electronic notice stating the number of Shares as to which the Option is exercised or by any other method the Committee has approved. The notice must be accompanied by the payment of the full Option exercise price of such Shares. Exercise shall not be deemed to have occurred unless and until Consultant has delivered to the Company (or its authorized representative) an approved notice of exercise, full payment of the exercise price for the Shares being exercised and payment of any applicable withholding taxes in accordance with Section 8 below. Payment of the Option exercise price may be in cash (including check or wire transfer), consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee, subject to the Company’s discretion to refuse for any reason and at any time to accept such consideration and subject to any conditions or limitations established by the Committee, other Shares held by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, reduction in the amount of any Company liability to the Consultant, including any liability attributable to the Consultant’s participation in any Company-sponsored deferred compensation program or arrangement, such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws or a combination of the foregoing methods of payment. The Consultant may also pay the exercise price of this Option through the Consultant’s E*Trade Optionslink account. For questions, contact the Stock Plan Administrator at the Company.

6. Termination of Service Relationship.

All rights of Consultant in this Option, to the extent that it has not previously become vested and been exercised, shall terminate upon Consultant’s Termination of Service Relationship except as set forth in this Section 6. The portion of the Option that relates to any Shares that were unvested and unexercisable as of the date of Consultant’s Termination of Service Relationship shall terminate and expire effective immediately upon such date. With respect to the vested and exercisable portion of the Option, and subject to the final sentence of this Section 6:

(i) In the event of Termination of Service Relationship other than as a result of the Consultant’s death or disability, Consultant shall have three months to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Service Relationship; provided that if during any part of such three month period, the Option is not exercisable because the issuance of the Shares would violate the registration requirements under the Securities Act, the Option shall not expire until the Option shall have been exercisable for an aggregate of three months after the date of Termination of Service Relationship; provided further that if during any part of such three month period, the Shares issued upon exercise of the Option may not be sold because Consultant has material nonpublic information regarding the Company or is otherwise subject to a trading blackout period under the Company’s Insider Trading Policy, the Option shall not expire until Consultant shall have had an aggregate of three months after the date of Termination of Service Relationship during which Consultant can sell the Shares without being subject to such restrictions arising under insider trading laws or Company policy; provided further that if on the date of Termination of Service Relationship, the Consultant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan; provided further that if after Termination of Service Relationship, the Consultant does not exercise his or her Option within the time specified by the Committee, the Option shall terminate and the Shares covered by such Option shall revert to the Plan and provided further that notwithstanding the foregoing, in no event may this Option be exercised later than the expiration of the term of such Option as set forth in the Notice of Grant; and

(ii) In the event of Termination of Service Relationship as a result of Consultant’s death or disability (including a Total and Permanent Disability), Consultant shall have twelve (12) months following the date of

Termination of Service Relationship to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Service Relationship. In the event of Consultant’s death while Consultant has a service relationship with the Company, an additional amount of Options equal to one (1) year of vesting shall immediately vest and remain exercisable for twelve (12) months following Consultant’s Termination of Service Relationship.

Notwithstanding the above, in no event may an Option be exercised, even as to vested and otherwise exercisable Shares, after the Expiration Date set forth in Section 4 above.

7. Transferability.

This Option generally is not transferable by Consultant otherwise than by will or the laws of descent and distribution, and is exercisable only by Consultant during Consultant’s lifetime; provided however that if this Option is a Nonstatutory Stock Option, it may be transferred by instrument to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to “Immediate Family Members” (as defined below) of the Consultant. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Consultant) control the management of assets, and any other entity in which these persons (or the Consultant) own more than fifty percent of the voting interests.

8. Tax Matters.

(i) Consultant is responsible for, and by accepting this Option agrees to bear, all taxes of any nature, if any, including withholding taxes, interest or penalties arising out of the grant of this Option, the vesting or exercise of this Option or the subsequent sale of the Shares acquired pursuant to the exercise of this Option, or any violation of Code Section 409A that impacts this Option, that are legally imposed upon Consultant in connection with this Option, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on Consultant.

(ii) In the event that the Company, including any affiliate or subsidiary qualified to deduct tax at source, is required to withhold any amount (including in connection with income tax, employment or payroll taxes, social security contributions or other similar amounts, with such obligation in aggregate referred to herein as the “Withholding Obligation”) as a result of any event occurring in connection with this Option, the Consultant shall make a cash payment to the Company as necessary to cover all applicable Withholding Obligations at or prior to the time the event giving rise to the Withholding Obligation occurs; provided that (a) the Company has the right to withhold a portion of the Shares otherwise to be delivered upon exercise of this Option having a Fair Market Value equal to the amount of the Withholding Obligation in accordance with such rules as the Company may from time to time establish, (b) the Company has the right, and the Consultant in accepting this grant explicitly authorizes the Company, to deduct an amount equal to the Withholding Obligation from the Consultant’s compensation or (c) the Company may establish alternative procedures to ensure satisfaction of all applicable Withholding Obligations arising in connection with this Option. The Consultant will receive a cash refund for any payment of cash or fraction of a surrendered share not necessary to satisfy the Withholding Obligations.

(iii) The Company has not provided any tax advice with respect to this Option or the disposition of Shares. Consultant acknowledges and agrees that the ultimate liability for any tax-related item legally due by Consultant is and remains Consultant’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any such tax items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option or the subsequent sale of the Shares acquired upon exercise of this Option; and (b) does not commit to structure the terms or any aspect of this Option to reduce or eliminate the Consultant’s liability for such tax items. The Company may refuse to honor the exercise of this Option and refuse to deliver the Shares if Consultant fails to comply with Consultant’s obligations in connection with the satisfaction of the Withholding Obligations.

9. Data Transfer.

Consultant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Consultant’s personal data as described in this document by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Consultant’s participation in the Plan. Consultant understands that the Company, its Affiliates and its Subsidiaries hold certain personal information about Consultant, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, cancelled, purchased, exercised, vested, unvested or outstanding in Consultant’s favor for the purpose of implementing, managing and administering the Plan (“Data”). Consultant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Consultant’s country or elsewhere and that the recipient country may have different data privacy laws and protections than Consultant’s country. Consultant may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s Stock Plan Administrator. Consultant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Consultant’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Consultant may elect to deposit any Shares acquired upon the exercise of this Option. Consultant understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. Consultant may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. Consultant understands that refusing or withdrawing consent may affect Consultant’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, Consultant may contact the Company’s Stock Plan Administrators.

10. Consultant Acknowledgments.

By accepting this grant of the Option, Consultant acknowledges and agrees that the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement. Consultant acknowledges that all decisions with respect to future grants, if any, will be at the sole discretion of the Company. Consultant’s participation in the Plan shall not create a right to further participation as a member of the Company’s Board of Directors and shall not interfere with the ability of the stockholders to remove Consultant from the Company’s Board of Directors. Consultant agrees that the Option and resulting benefits are not compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law. This grant of the Option will not be interpreted to form a service contract or relationship with the Company or any Subsidiary or Affiliate of the Company. Consultant acknowledges that the future value of the Shares is unknown, may increase or decrease from the date of grant or vesting of the Option and cannot be predicted with certainty. In consideration of this grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of this grant of the Option or diminution in value of this grant of the Option resulting from the termination of the Consultant’s Services pursuant to the Consulting Agreement or Consultant’s resignation or removal from the Board of Directors by the Company for any reason whatsoever and whether or not in breach of any Applicable Laws. Upon termination of the Consulting Agreement, Consultant’s rights with respect to the Option shall be only as set forth in this Agreement and the term of the Consulting Agreement will not be extended by any notice period mandated under local law.

11. Copies of Plan Materials.

The Consultant acknowledges that the Consultant has access to and is deemed to have received a copy of the Plan from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website at http://www.looksmart.com. The Consultant acknowledges that copies of the Plan and stockholder information are also available upon written or telephonic request to the Company’s Stock Plan Administrator.

12. Notices.

All notices or other communications which are required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument given by personal delivery, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

If to the Company, to:

Attention: Stock Plan Administrator

Looksmart, Ltd.

55 Second Street

San Francisco, California 94107

If to the Consultant, to:

Such address as Consultant provides to the Company from time to time in writing.

All such notices, advances, and communications shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of air courier, on the business day after the date when sent and (c) in the case of mailing, on the third business day following such mailing.

13. Entire Agreement; Plan Controls.

The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Consultant with respect to the subject matter hereof, and may not be modified adversely to Consultant’s interest except by means of a writing signed by the Company and Consultant. This Agreement is governed by the laws of the state of Delaware. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Capitalized terms used but not defined in this Agreement or the Notice of Grant have the meanings assigned to them in the Plan. Certain other important terms governing this Agreement are contained in the Plan.

CONSULTANT SHOULD RETAIN THIS AGREEMENT FOR HIS OR HER RECORDS